Exhibit (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Common Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated July 18, 2007, the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Common Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Common Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

METROMEDIA INTERNATIONAL GROUP, INC.

at

$1.80 Net Per Share

by

CaucusCom Mergerco Corp.

a wholly owned subsidiary of

CaucusCom Ventures L.P.

CaucusCom Mergerco Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of CaucusCom Ventures L.P. (“Parent”), a British Virgin Islands limited partnership, is offering to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of Metromedia International Group, Inc., a Delaware corporation (the “Company”), at a price of $1.80 per share, net to the seller in cash (the “Offer Price”) (subject to applicable withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”). Tendering stockholders who have Common Shares registered in their names and who tender directly to Mellon Investor Services LLC, the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. Stockholders who hold their Common Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 14, 2007, UNLESS THE OFFER IS EXTENDED.

The Offer is not subject to any financing condition. The Offer is subject to the following conditions, among others: (a) that at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the Merger Agreement (as defined below), a number of Common Shares equal to not less than the sum of (x) 63,300,000 Shares plus (y) the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice of election duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date (as defined in the Offer to Purchase) to exercise a Company stock option or warrant or to convert Preferred Shares into Common Shares) after the date of the Agreement and prior to the Expiration Date (such number, the “Original Minimum Condition”), or (b) any of the following events has occurred and is continuing as of any scheduled Expiration Date: (i) a governmental entity of competent jurisdiction has enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer, the Top-Up Option (as defined in the Merger Agreement) or the Merger; (ii) the Merger Agreement has been terminated by the Company, Purchaser or Parent in accordance with its terms; (iii) any of the representations and warranties of the Company set forth in the Merger Agreement relating to the capitalization of the Company or the stockholder vote required to approve the Merger was not true and correct in all respects (except for, in the case of the representations and warranties relating to capitalization, inaccuracies that are de minimis in the aggregate), in each case at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the other representations and warranties of the Company set forth in the Merger Agreement was not true and correct, in each case at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement); (iv) the Company has not performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform has not been cured prior to the Expiration Date; or (v) since the execution of the Merger Agreement, there shall have occurred a Company Material Adverse Effect.

The purpose of the Offer is for Parent through the Purchaser to acquire control of, and the entire common equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 17, 2007 (the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), and the Company will be the surviving corporation. At the effective time of the Merger, by virtue of the Merger and without action on the part of the Company, Purchaser or the holders of any securities of the Company or Purchaser, each outstanding Common Share (other than (x) any Common Shares owned, directly or indirectly, by Parent or Purchaser or held by the Company (other than on behalf of third parties) and (y) any Common Shares held by stockholders who have demanded and perfected (and not withdrawn or lost) their right to dissent from the Merger and be paid the fair value of such Common Shares in accordance with the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically canceled and converted into the right to receive in cash an amount per share equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon surrender of the certificate representing such Common Shares. Common and preferred stockholders who have properly demanded and perfected (and not withdrawn or lost) their appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL will be entitled to demand payment of fair value for their Common Shares or Preferred Shares, as the case may be, as determined pursuant to the procedures provided by Delaware law. The Merger Agreement is more fully described in the Offer to Purchase.

The board of directors of the Company has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and declared it advisable for the Company to enter in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the holders of Common Shares accept the Offer and tender their Common Shares in the Offer and, if necessary, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Subject to the limitations contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), Purchaser reserves the right from time to time, subject to certain conditions, to waive any conditions to the Offer (including the right, on a single occasion, to decrease the Original Minimum Condition to a level not less than a majority of the total number of Common Shares then issued and outstanding (the “Lowered Minimum Condition”) or increase the Offer Price. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Purchaser may, and under certain circumstances the Company may require Purchaser to, extend the Offer, as described in Section 1 of the Offer to Purchase. Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subject to the provisions of the Merger Agreement, under certain circumstances, Purchaser may be required to provide a subsequent offering period of not less than ten or more than twenty business days after the expiration of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in Section 1 of the Offer to Purchase).

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased Common Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will interest be paid by Purchaser on the purchase price for Common Shares, by reason of any extension of the Offer or any delay in making payment for Common Shares.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the share certificates representing such Common Shares or timely confirmation of the book-entry transfer of such Common Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that, unless Purchaser has previously accepted them for payment, Common Shares tendered may also be withdrawn at any time after August 14, 2007 (or such date as may apply if the Offer is extended) until Purchaser accepts them for payment. For a withdrawal of Common Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to

Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the record holder of the Common Shares to be withdrawn, if different from that of the person who tendered such Common Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Common Shares have been tendered for the account of any Eligible Institution. If certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. If Common Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and must otherwise comply with the Book Entry Transfer Facility’s procedures.

Withdrawals of Common Shares may not be rescinded. Any Common Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Parent, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, Purchaser or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The information required to be disclosed by Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase, and is incorporated herein by reference.

The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Common Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer.

The Information Agent for the Offer is:

BNY Mellon Shareowner Services

(888) 823-4441 or collect at (201) 680-6578

July 18, 2007

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